Exhibit 10.2

Description of Long-Term Incentive Performance Measures
for the 2007 through 2008 Performance Cycle

On February 22, 2007, subject to meeting the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, the Compensation Committee established the two-year performance goals for the 2007 plan cycle. The cash payment for executives under this plan cycle is intended to be based on achievement of the following performance measure:

•	100% of the performance measure is based on achievement of RadioShack’s EBITDA target.

Actual amounts payable, if any, can range from 50% to 150% of the target amounts, depending on the extent to which performance under the foregoing criteria meets, exceeds or is below the target. Mr. Day is not a participant in this performance cycle.